December 23, 2020

Dear Fellow Stockholders:

This has been a dynamic and unprecedented year for our company. As we conclude 2020 and look forward to 2021, I wanted to take an opportunity to share with you some thoughts about our company and its future plans.

During 2020, in spite of the challenges that we and other companies of all sizes faced, we had some significant accomplishments:

  We achieved strong results in our instruments business in the face of a COIVD-19 challenged environment

  We restructured our management

  We re-evaluated and refocused our business to use our historical core competencies to take advantage of new business opportunities in new market segments

  We resumed our filing obligations as a public company

  We positioned ourselves for 2021 in a post-COVID-19 world

I would like to take this opportunity to share with you some details about our EchoChain business. As we move into 2021, I’m particularly (albeit guardedly) optimistic about our EcoChain business. We have spent the better part of 2020 making sure that EcoChain is committed to disciplined, capital allocation that targets a 15% to 25% after tax return on capital invested in each facility.

To that end, the Company is targeting at least 50MW operating or under contract by the end of 2021. Of course, there are no guarantees, but because we have been disciplined throughout 2020, we believe that we are well positioned to achieve these objectives using rigorous tried and true operating disciplines.

Our immediate objectives for early 2021 are to secure a 5MW facility that will enable us to expand our footprint at the site if we are able to execute within the next several months. This site will allow us to be up and running in the first quarter as we have already begun to procure equipment for the facility. Additional space can be up to 50MW and we currently believe that we have the ability to make that operational quickly. Once we are established and the facility is ours, we will be in a position to integrate those details into a formal business plan for 2021.

Beyond this immediate opportunity, we are developing a 25MW project that we expect will have a price per kw of less than $0.025. It is a greenfield project that will be based in the USA and help create additional jobs here. We are in the process of acquiring the land and negotiating a PPA. Our goal is to have this opportunity finalized in the first quarter of 2021. In anticipation of this we have been working with our consultants to design buildings and prepare for construction of a world class computing facility that will be amongst the lowest cost, capital efficient in the world.

With these developments, we expect 2021 will be a truly transformative year for the Company. In January we expect to deliver to shareholders a more detailed strategic vision for the EcoChain business as well as set some expectations on how we will build out the enterprise in a capital efficient fashion. We also expect to more continuously communicate with shareholders our progress on operating milestones as we achieve them.

Although the focus of this letter has mostly been the EcoChain business, I expect to highlight developments in the instruments business in the first quarter. Our big theme in this leading business is velocity. We will increase the velocity of new product introductions and upgrades for our customers. This will drive market share gains in our leading high margin businesses.

On behalf of our board and all of our employees, we thank you for your support in 2020 and we look forward to a dynamic 2021.

Sincerely,

Michael Toporek

Chief Executive Officer

Forward-Looking Statements for Mechanical Technology, Incorporated:

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.